Exhibit 10.60

2011 Award

Restricted Shares

TRIMAS CORPORATION

2002 LONG TERM EQUITY INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

TriMas Corporation (“Corporation”), as permitted by the TriMas Corporation 2002 Long Term Equity Incentive Plan (“Plan”), hereby grants to the Grantee listed below (“Grantee”), a Restricted Share Award for the number of shares of the Corporation’s Common Stock set forth below (“Restricted Shares”), subject to the terms and conditions of the Plan and this Restricted Share Award Agreement (“Agreement”).

Unless otherwise defined in this Agreement or in the Glossary in Appendix A to this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan.  The term “Service Provider” as used in this Agreement means an individual actively providing services to the Corporation or a Subsidiary.

I.              NOTICE OF RESTRICTED SHARE AWARD

Grantee:
Date of Agreement:	March 1, 2011
Grant Date:	March 1, 2011
Number of Restricted Shares in Award:	Shares
Date Restriction Period Ends	March 1, 2012

II.            AGREEMENT

A.            Grant of Restricted Shares.  The Corporation hereby grants to the Grantee the number of Restricted Shares set forth above.  The Restricted Shares granted under this Agreement are payable only in shares of Common Stock of the Corporation.  Each Restricted Share is equal to the Fair Market Value of one share of Common Stock on the vesting date.  Notwithstanding anything to the contrary anywhere else in this Agreement, the Restricted Shares in this Award are subject to the terms, definitions and provisions of the Plan, which are incorporated herein by reference.

1.             Restrictions on Transfer.  The Restricted Shares are restricted from transfer until the restrictions lapse.  Subject to the Grantee’s termination of services, as described in Section 4, below, 100% of the Restricted Shares vest, and all restrictions on those Restricted Shares lapse, on the first anniversary of the Grant Date.  Upon vesting and the lapse of the restrictions, the associated Restricted Shares become freely transferable if the Grantee is still a Service Provider on that date.  The Restricted Shares subject to this Award will be forfeited if the Grantee terminates his or her services with the Corporation or a Subsidiary prior to vesting and the lapse of restrictions, except as designated otherwise in this Agreement.

2.             Rights as Stockholder.  Except for the potential forfeitability of the Restricted Shares before the lapse of restrictions set forth in Section 1 above, the Grantee has all rights of a stockholder (including voting and dividend rights) commencing on the date of the Corporation’s book entry evidencing the grant of Restricted Shares.

3.             Adjustments.  In the event of any stock dividend, reclassification, subdivision or combination, or similar transaction affecting the Restricted Shares covered by this Award, the rights of the Grantee will be adjusted as provided in Section 4 of the Plan.

4.             Termination of Services.  The Restricted Shares subject to this Award will be forfeited if the Grantee voluntarily terminates his or her services with the Corporation or a Subsidiary, or if the Grantee’s services are terminated for cause before the Restricted Shares vest and the restrictions lapse.  Notwithstanding the foregoing, the restrictions on transfer immediately lapse upon the occurrence of the following:  (a) the Grantee’s termination of services due to death or Disability, or (b) the Grantee’s “Qualifying Termination” (as defined in Appendix A, attached hereto) within three years following a Change in Control.  However, if the Grantee’s services are involuntarily terminated by the Corporation or a Subsidiary without “Cause,” or if the Grantee’s services are terminated for “Good Reason” (as defined in Appendix A), the restrictions on transfer set forth in Section II.A(1) of this Agreement with regard to all Restricted Shares then outstanding will lapse in an amount equal to the number of Restricted Shares that would have lapsed as of the next occurring anniversary of the Grant Date, adjusted pro rata in accordance with the date on which the Grantee terminates services.  Further, the Corporation retains the right to accelerate or waive restrictions on Restricted Shares granted under this Agreement.  Upon the lapse of the transfer restrictions, the Restricted Shares are fully transferable.

B.            Other Terms and Conditions.

1.             Non-Transferability of Award.  Except as described below, this Award and the Restricted Shares subject to the Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by laws of descent or distribution.  Notwithstanding the foregoing, with the consent of the Administrator, the Grantee may assign or transfer the Award and its underlying Restricted Shares to a Permitted Assignee, provided the Permitted Assignee is bound by and subject to all terms and conditions of the Plan and this Agreement, and the Permitted Assignee executes an agreement satisfactory to the Corporation evidencing these obligations.  The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of the Grantee.

2.             Other Restrictions on Share Issuance.  Anything to the contrary notwithstanding, the Corporation’s obligation to deliver Shares under this Award is subject to its compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable.  The Corporation is not required to deliver Shares under this Agreement unless and until it receives satisfactory proof that the issuance or transfer of the Shares does not violate any of the provisions of the

Securities Act of 1933 or the Securities Exchange Act of 1934, the rules and regulations of the Securities Exchange Commission promulgated thereunder, or the provisions of any state law governing the sale of securities or any stock exchange on which the Shares may be listed, and that there has been compliance with the provisions of these acts, rules, regulations and state laws.

3.             Withholding.  Grantee authorizes the Corporation to withhold from the Grantee’s compensation or agrees to tender sufficient funds to satisfy any applicable income and employment tax withholding obligations in connection with vesting of and the lapse of restrictions on Restricted Shares under the Award.

4.             Dispute Resolution.  Grantee and the Corporation agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach thereof, will be settled exclusively and, consistent with the procedures specified in this Section, irrespective of its magnitude, the amount in controversy, or the nature of the relief sought.

(a)             Negotiation.  In the event of any dispute, controversy, claim, question or disagreement arising from or relating to this Agreement or the breach thereof, the Grantee and the Corporation will use their best efforts to settle the dispute, claim, question or disagreement.  To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

(b)             Arbitration.  If the Grantee and the Corporation do not reach a solution within a period of 30 days, then, upon written notice by the Grantee to the Corporation or the Corporation to the Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules (the “Arbitration Rules”).

(1)           Arbitrator.  The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters.  The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration.  If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules.  The Corporation will pay all of the fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator.  Each party to the arbitration is responsible for his/its respective attorneys fees or other costs of representation.

(2)           Location.  The arbitration will be conducted in Oakland County, Michigan.

(3)           Procedure.  At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party.  No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.

(4)           Decision.  Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding.  The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment on the arbitration award may be entered in any court having jurisdiction.

(5)           Power.  Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

The provisions of this Section survive the termination or expiration of this Agreement, are binding on the Corporation’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Corporation.  To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.

5.             Code Section 409A.  Without limiting the generality of any other provision of this Agreement, Sections 7(m) and 7(n) of the Plan pertaining to Code Section 409A are hereby explicitly incorporated herein.

6.             No Continued Right as Service Provider.  Nothing in the Plan or in this Agreement confers upon the Grantee any right to continue as a Service Provider of the Corporation or any Subsidiary, or interferes with or restricts in any way the rights of the Corporation or any Subsidiary, which are hereby expressly reserved, to discharge the Grantee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Grantee and the Corporation or any Subsidiary.

7.             Governing Law.  This Agreement is governed by and is to be construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions.

(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.

TRIMAS CORPORATION

Dated:	By:
Name:
Title:

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED SHARE AWARD AGREEMENT, NOR IN THE CORPORATION’S 2002 LONG TERM EQUITY INCENTIVE PLAN, WHICH IS INCORPORATED HEREIN BY REFERENCE, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE CORPORATION OR ANY PARENT OR SUBSIDIARY, NOR DOES IT INTERFERE IN ANY WAY WITH GRANTEE’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.

Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions of the Plan.  Grantee hereby accepts this Restricted Share Award subject to all of the terms and provisions of this Agreement.  Grantee has reviewed the Plan and this Restricted Share Award Agreement in their entirety.  Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award.

Dated:	By:
Name:
Title:

APPENDIX A

TO

RESTRICTED SHARE AWARD AGREEMENT

GLOSSARY

For purposes of this Agreement, the following terms shall be defined as follows:

“Good Reason” means:

•                  A material and permanent diminution in the Grantee’s duties or responsibilities;

•                  A material reduction in the aggregate value of base salary and bonus opportunity or material reduction in the aggregate value of other benefits provided to the Grantee by the Corporation; or

•                  A permanent reassignment of the Grantee to another primary office, or relocation of the Corporation’s office of more than 35 miles from current office location.

The Grantee must notify the Corporation of the Grantee’s intention to invoke termination for Good Reason within 120 days after the Grantee has knowledge of the event and provide the Corporation 15 days’ opportunity for cure, or the event will not constitute Good Reason.  The Grantee may not invoke termination for Good Reason if cause exists at the time of the Grantee’s termination.

“Qualifying Termination” means a termination of the Grantee’s services with the Corporation or a Subsidiary for any reason other than:

•                  Death;

•                  Disability;

•                  Cause; or

•                  A termination of Services by the Grantee without Good Reason, (as defined above).